Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Endava plc:
We consent to the use of our report dated 25 September, 2019, with respect to the consolidated balance sheets of Endava plc as of 30 June 2019 and 2018, the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended 30 June 2019, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
London, United Kingdom
October 18, 2019